AIRCRAFT TIME SHARING AGREEMENT
Dated as of the _____ of ______, ______.

between
______________
__________________________________
as Executive,

and

Harley-Davidson Motor Company Group, LLC,
as Provider,

* * *

INSTRUCTIONS FOR COMPLIANCE WITH
“TRUTH IN LEASING” REQUIREMENTS UNDER FAR § 91.23
Within 24 hours after execution of this Aircraft Time Sharing Agreement:

mail a copy of the executed document to the following address via certified mail, return receipt requested:

Federal Aviation Administration
Aircraft Registration Branch
ATTN: Technical Section
P.O. Box 25724
Oklahoma City, Oklahoma 73125

At least 48 hours prior to the first flight to be conducted under this Agreement:
provide notice of the departure airport and proposed time of departure of said first flight, by telephone or facsimile, to the Flight Standards
District Office located nearest the departure airport.

Carry a copy of this Aircraft Time Sharing Agreement in the aircraft at all times when the aircraft is operated under this Agreement.

* * *
AIRCRAFT TIME SHARING AGREEMENT
THIS AIRCRAFT TIME SHARING AGREEMENT (the “Agreement”) is made and entered into as of __________, ________, by and between Harley-Davidson Motor Company Group, LLC (“Provider”), and ___________ (“Executive”).
WHEREAS, Harley-Davidson, Inc. (the “Company”) historically has made corporate aircraft available on a limited basis for the personal use of certain executive officers, with the value of such benefit being calculated for each personal use flight based on the standard industry fare level (SIFL) valuation used to impute income for tax purposes and subsequently charged to the applicable executive officer as imputed income.
WHEREAS, the Company has determined that it is in the best interests of the Company and its shareholders that such benefit, if utilized by certain executive officers, be conditioned upon each such executive officer executing this Agreement setting forth the terms, limitations, conditions and rental cost associated with utilizing corporate aircraft for personal use, with the rental cost paid by the executive officer for each personal use flight determined by the greater of the SIFL rate and the aggregate incremental cost to the Company for such flight.
In consideration of the mutual promises, agreements, covenants, warranties, representations and provisions contained herein, the parties agree as follows:
1.Time Sharing of the Aircraft. Subject to the terms and conditions of this Agreement, Provider shall provide Executive with transportation services on a non-exclusive basis for the Term (as defined below) using Provider’s leasehold interest, or in the event Provider acquires title, its ownership interest, in the aircraft identified on Schedule A, as may be amended by Provider from time-to-time to reflect the composition of Provider’s corporate aircraft fleet (the “Aircraft”). This Agreement is intended to be a time sharing agreement within the meaning of 14 C.F.R. Section 91.501(c)(1).
2.    Term. The term of this Agreement (the “Term”) shall commence on the date of this Agreement and be effective until terminated by either party, with or without cause on thirty (30) days written notice to the other party. Notwithstanding anything to the contrary in this Section 2, this Agreement shall terminate automatically (i) on the termination of employment of Executive with the Company and its subsidiaries; (ii) on expiration of Provider’s leasehold interest in the Aircraft other than pursuant to a transaction where Provider acquires title to the Aircraft; or (iii) if Provider determines that the time-sharing activities contemplated by this Agreement do not comport with any applicable legal requirements, including, without limitation, the rules and regulations of the Federal Aviation Administration.
3.    Delivery to Executive; Scheduling.
(a)    Upon the request of Executive, which shall include information indicated in Section 3(b), subject to the Provider not already having a conflicting business purpose for the Aircraft as determined by Provider and approval of the Chief Executive Officer of the Company, Provider shall make any of the Aircraft listed on Exhibit A, as determined by Provider in its sole discretion, available to Executive at such location as Executive may reasonably request.
(b)    All scheduling requests of Executive shall be submitted in writing to Provider’s Corporate Aircraft Travel Coordinator and include the following information: (i) proposed departure airport and destination airport; (ii) date and time of departure or arrival time requested; (iii) number of passengers; (iv) the nature and extent of luggage and/or cargo to be carried; (v) the date and time of the requested return flight, if any; (vi) catering and/or ground transportation requested; and (vi) any other information that is reasonably requested by the flight crew.
4.    Rent.
(a)    For Executive’s use of the Aircraft, Executive shall pay to Provider the Rent for any flight.
(b)    For purposes of this Agreement, “Rent” shall equal the greater of the SIFL Rate and the Company’s Aggregate Incremental Cost, with such terms defined as follows:
(i)    “SIFL Rate” shall mean the standard industry fare level (SIFL) valuation used to impute income for tax purposes for such flight; and
(ii)    “Company’s Aggregate Incremental Cost” shall mean the sum of the following amounts as they relate to such flight:

(1)	the cost of the fuel, oil and other additives consumed;

(2)	all travel expenses for pilots, flight attendants and other flight support personnel, including food, lodging and ground transportation;

(3)	all hangar and tie-down costs away from the Aircraft’s base of operation;

(4)	costs of any insurance obtained for a specific flight;

(5)	all landing fees, airport taxes and similar assessments;

(6)	Customs, foreign permit, and similar fees directly related to a specific flight;

(7)	all expenses for catering and in-flight entertainment materials;

(8)	all passenger ground transportation expenses; and

(9)	all expenses for flight planning and weather contract services;
provided, however, in no event shall the Rent for any flight exceed the sum of: twice the amount from Section 4(b)(ii)(1) plus the amounts from Sections 4(b)(ii)(2) through 4(b)(ii)(9).
(c)    For purposes of this Agreement, “flight” shall mean each leg of a trip that commences upon takeoff of the Aircraft and ends upon landing of the Aircraft regardless of whether a passenger deplanes and shall include any ‘dead head’ flights (i.e., flights necessary to position the Aircraft to a delivery location requested by Executive or reposition the Aircraft after use of the Aircraft by Executive for any flight).
(d)    Provider shall invoice Executive on the 15th day of each month for the amount of Rent due for the prior month. Such Rent shall be due within 5 days of receipt of the invoice in immediately available U.S. funds.
(e)    Executive shall be responsible for arranging and paying for all passenger ground transportation and accommodations in connection with Executive’s use of the Aircraft.
5.    Use of Aircraft.
(a)    Executive shall use the Aircraft only for the transportation of Executive and his/her guests and shall not obtain compensation for such transportation from any person.
(b)    Executive shall not violate, and shall not permit any of his/her guests to violate, any applicable law, regulation or rule of the United States, any state, territory or local authority, or any foreign government or subdivision thereof, and shall not bring or cause to be brought or carried on board the Aircraft, or permit any guest to bring or cause to be brought or carried on board the Aircraft, any contraband or unlawful articles or substances, or anything that is contraband or is an unlawful article of substance in any jurisdiction into or over which the Aircraft is to operate on behalf of Executive.
(c)    Executive shall, and shall cause his/her guests to, comply with all lawful instructions and procedures of Provider and its agents and employees regarding the Aircraft, its operation or flight safety.
(d)    Executive acknowledges that the routes to reach Executive’s requested destination shall not be within or over (i) an area of hostilities, or (ii) an area excluded from coverage under the insurance policies maintained by Provider with respect to the Aircraft.
(e)    Executive further acknowledges that if, in the view of Provider (including its pilot-in-command), flight safety may be jeopardized, Provider may terminate a flight or refuse to commence it without liability for loss, injury or damage occasioned by such termination or refusal. Executive acknowledges that Provider shall not be liable for any loss, damage, cost or expense arising from any delay, cancellation or failure to furnish any transportation pursuant to this Agreement when caused by government regulation, law or authority, mechanical difficulty or breakdown, war, civil commotion, strikes or other labor disputes, weather conditions, acts of God, public enemies or any other cause beyond Provider’s control.
6.    Pilots. For all flights of the Aircraft for Executive pursuant to this Agreement, as between Provider and Executive, Provider shall cause the Aircraft to be operated by pilots who are duly qualified under the Federal Aviation Regulations, including without limitation with respect to currency and type-rating, and who meet all other requirements established and specified by the FAA and the insurance policies required hereunder.
7.    Operation and Maintenance Responsibilities of Provider. Provider shall be in operational control of the Aircraft at all times during the Term. As between Provider and Executive, Provider shall be solely responsible for the operation and maintenance of the Aircraft.
8.    Liens. Executive shall not directly or indirectly create or incur any liens on or with respect to (i) the Aircraft or any part thereof, (ii) Provider’s interest therein (and Executive will promptly, at his/her own expense, take such action as may be necessary to discharge any such lien), except (a) the respective rights of Provider and Executive as herein provided and (b) liens created by or caused to be created by Provider.
9.    Taxes. Executive shall be responsible for all sales taxes, use taxes, personal income taxes, retailer taxes, duties, fees, federal excise taxes (“FET”), or other taxes of any kind which may be assessed or levied by any taxing jurisdiction as a result of Executive’s use of the Aircraft pursuant to this Agreement. Executive shall pay to Provider any FET applicable to Executive’s use, or Executive’s payment for Executive’s use, of the Aircraft, which shall be included in each invoice for Rent. Provider shall be responsible for collecting, reporting and remitting FET to the U.S. Internal Revenue Service.
10.    Insurance. As between Provider and Executive, Provider shall be responsible for all costs to maintain in effect, throughout the Term, insurance policies containing such provisions and providing such coverages as Provider deems appropriate. Without limiting the generality of the foregoing, Provider shall maintain in effect (a) aircraft hull insurance in such amount as reasonably determined by Provider from time to time taking into account amounts required under any Aircraft lease agreement and (b) third party liability coverage with a limit of coverage that shall be reasonably determined by Provider from time to time.
11.    Loss or Damage.
(a)    Provider assumes and shall bear the entire risk of loss, theft, confiscation, damage to, or destruction of the Aircraft. Provider shall release, indemnify, defend and hold harmless Executive and his/her heirs, executors and personal representatives from and against any and all losses, liabilities, claims, judgments, damages, fines, penalties, deficiencies and expenses (including, without limitation, reasonable attorneys fees and expenses) incurred or suffered by Executive on account of a claim or action made or instituted by a third person arising out of or resulting from operations of the Aircraft hereunder and/or any services provided by Provider to Executive hereunder, except to the extent attributable to the gross negligence or willful misconduct of Executive or his/her guests on the Aircraft.
(b)    In the event of loss, theft, confiscation, damage to or destruction of the Aircraft, or any engine or part thereof, from any cause whatsoever (a “Casualty Occurrence”) occurring at any time when Executive is using the Aircraft under this Agreement, Executive shall furnish such information and execute such documents as may be necessary or required by Provider or applicable law. Executive shall cooperate fully in any investigation of any claim or loss processed by Provider under the Aircraft insurance policy/policies and in seeking to compel the relevant insurance company or companies to pay any such claims.
(c)    In the event of total loss or destruction of all or substantially all of the Aircraft, or damage to the Aircraft that causes it to be irreparable in the opinion of Provider or any insurance carrier providing full coverage with respect to the Aircraft, or in the event of confiscation or seizure of the Aircraft, this Agreement shall automatically terminate; provided, however, that such termination of this Agreement shall not terminate the obligation of Executive to cooperate with Provider in seeking to compel the relevant insurance company or companies to pay claims arising from such loss, destruction, damage, confiscation or seizure; provided, further, that the termination of this Agreement shall not affect the obligation of Executive to pay Provider all accrued and unpaid Rent and all other accrued and unpaid amounts due hereunder.
(d)    For the sake of clarification, the Aircraft shall be deemed not available to Executive after any Casualty Occurrence until such time thereafter as Provider has returned the Aircraft to service. Provider shall have no obligation to return the Aircraft to service after any Casualty Occurrence.
12.    Representations, Warranties and Agreements of Executive. Executive represents, warrants and agrees as follows:
(a)    Authorization. Executive has all necessary powers to enter into the transactions contemplated in this Agreement and has taken all actions required to authorize and approve this Agreement.
(b)    As-Is Condition. Executive acknowledges that Provider has not made any warranty or representation, either express or implied, as to the design, compliance with specifications, operation, or condition of, or as to the quality of the material, aircraft, or workmanship in, the Aircraft or any component thereof, and Provider makes no warranty of merchantability or fitness of the Aircraft or any component thereof for any particular purpose or as to title to the Aircraft or component thereof, or any other representation or warranty, express or implied, with respect to the Aircraft or component thereof.
13.    Representations, Warranties and Agreements of Provider. Provider represents, warrants and agrees as follows:
(a)    Authorization. Provider has all necessary powers to enter into the transaction contemplated in this Agreement and has taken all action necessary to authorize and approve this Agreement.
(b)    FAA Registration. The registration of the Aircraft with the FAA is currently valid.
14.    Event of Default. The following shall constitute an Event of Default (each an “Event of Default”):
(a)    Executive shall not have made payment of any amount due under Section 4 within ten (10) days after the same shall become due; or
(b)    Executive shall have failed to perform or observe (or cause to be performed or observed) any other covenant or agreement required to be performed under this Agreement, and such failure shall continue for thirty (30) days after written notice thereof from Provider to Executive; or
(c)    Executive (i) seeks relief under any bankruptcy law or similar law for the protection of debtors or (ii) suffers a petition of bankruptcy filed against him that is not dismissed within thirty (30) days.
15.    Provider’s Remedies.
(a)    Upon the occurrence of any Event of Default, Provider may, at its option, exercise any or all remedies available at law or in equity, including, without limitation, any or all of the following remedies, as Provider in its sole discretion shall elect:
(i)    By notice in writing, terminate this Agreement, whereupon all rights of Executive to the use of the Aircraft or any part thereof shall absolutely cease and terminate, but Executive shall remain liable as provided in this Agreement; and upon such notice of termination, Provider, at its option, may enter upon the premises where the Aircraft is located and take immediate possession of and remove the same by summary proceedings or otherwise. Executive specifically authorizes Provider’s entry upon any premises where the Aircraft may be located for the purpose of, and waives any cause of action it may have arising from, a peaceful retaking of the Aircraft. Executive shall forthwith pay to Provider an amount equal to the total accrued and unpaid Rent and all other accrued and unpaid amounts due hereunder, plus any and all losses and damages incurred or sustained by Provider by reason of any default by Executive under this Agreement.
(ii)    Perform or cause to be performed any obligation, covenant or agreement of Executive hereunder. Executive agrees to pay all costs and expenses incurred by Provider for such performance as additional Rent hereunder and acknowledges that such performance by Provider shall not be deemed to cure said Event of Default.
(b)    Executive shall be liable for all costs, charges and expenses, including reasonable attorneys’ fees and expenses described in Section 16(i).
16.    General Provisions.
(a)    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the construction or interpretation of this Agreement.
(b)    Partial Invalidity. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be illegal, invalid, unenforceable or void, then such provision shall be enforced to the extent that it is not illegal, invalid, unenforceable or void, and the remainder of this Agreement, as well as such provision as applied to other persons, shall remain in full force and effect.
(c)    Waiver. With regard to any power, remedy or right provided in this Agreement or otherwise available to any party, (i) no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving party, (ii) no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise or other indulgence, and (iii) waiver by any party of the time for performance of any act or condition hereunder does not constitute waiver of the act or condition itself.
(d)    Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed duly given upon actual receipt, if delivered personally or by telecopy; or three (3) days following deposit in the United States mail, if deposited with postage pre-paid, return receipt requested, and addressed to such address as may be specified in writing by the relevant party from time to time, and which shall initially be as follows:
To Executive at:    _____________________________
__________________
Harley-Davidson Motor Company, Inc.
3700 W. Juneau Ave.
Milwaukee, WI 53208

To Provider at:    Harley-Davidson Motor Company Group, LLC
3700 W. Juneau Ave.
Milwaukee, WI 53201
Attn: Chief Legal Officer

No objection may be made to the manner of delivery of any notice or other communication in writing actually received by a party.
(e)    Wisconsin Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, regardless of the choice of law provisions of Wisconsin or any other jurisdiction.
(f)    Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in this Agreement and supersedes any prior or contemporaneous agreements, representations and understandings, whether written or oral, of or between the parties with respect to the subject matter of this Agreement. There are no representations, warranties, covenants, promises or undertakings, other than those expressly set forth or referred to herein.
(g)    Amendment. This Agreement may be amended only by a written agreement signed by all of the parties, subject to Provider’s ability to amend Schedule A pursuant to Section 1 above, which shall be effective upon notice to Executive.
(h)    Binding Effect; Assignment. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective successors and assigns; provided, however, that Executive may not assign any of his rights under this Agreement, and any such purported assignment shall be null, void and of no effect.
(i)    Attorneys’ Fees. Should any action (including any proceedings in a bankruptcy court) be commenced between any of the parties to this Agreement or their representatives concerning any provision of this Agreement or the rights of any person or entity thereunder, solely as between the parties or their successors, the party or parties prevailing in such action shall be entitled to recover from the other party all of its costs and expenses incurred in connection with such action (including, without limitation, fees, disbursements and expenses of attorneys and costs of investigation).
(j)    Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity by statute or otherwise. The election of any one or more remedies shall not constitute a waiver of the right to pursue other remedies.
(k)    No Third Party Rights. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties to this Agreement and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.
(l)    Counterparts. This Agreement may be executed in one or more counterparts, each of which independently shall be deemed to be an original, and all of which together shall constitute one instrument. The parties may exchange executed copies transmitted by facsimile, provided the originals are forwarded in accordance with Section 16(d).
(m)    Expenses. Each party shall bear all of its own expenses in connection with the negotiation, execution and delivery of this Agreement.
(n)    Broker/Finder Fees. Each party represents that it has dealt with no broker or finder in connection with the transaction contemplated by this Agreement and that no broker or other person is entitled to any commission or finder’s fee in connection therewith. Provider and Executive each agree to indemnify and hold harmless one another against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage commission or finder’s fee alleged to be payable because of any act, omission or statement of the indemnifying party.
(o)    Relationship of the Parties. Nothing contained in this Agreement shall in any way create any association, partnership, joint venture, or principal-and-agent relationship between the parties hereto or be construed to evidence the intention of the parties to constitute such.
(p)    Survival. All representations, warranties, covenants and agreements set forth in Sections 4, 5(a), 5(e), 8, 9,11,12,13, 15, and 16 shall survive the expiration or termination of this Agreement.
17.    Truth-In-Leasing.
(a)    DURING THE TWELVE (12) MONTHS PRECEDING THE DATE OF THIS AGREEMENT, THE AIRCRAFT HAS BEEN MAINTAINED AND INSPECTED UNDER PART 91 OF THE FEDERAL AVIATION REGULATIONS (“FAR”), AS APPLICABLE, EXECUTIVE ACKNOWLEDGES THAT THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED UNDER FAR PART 91, AS MAY BE OTHERWISE REQUIRED, FOR OPERATIONS TO BE CONDUCTED UNDER THIS AGREEMENT.
(b)    EXECUTIVE ACKNOWLEDGES THAT PROVIDER IS RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT FOR FLIGHTS UNDER THIS AGREEMENT. PROVIDER AND EXECUTIVE EACH CERTIFIES THAT IT UNDERSTANDS ITS RESPONSIBILITIES FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.
(c)    EXECUTIVE UNDERSTANDS THAT AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND THE PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE.
IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the day and year first written above.

PROVIDER:	EXECUTIVE:
HARLEY-DAVIDSON MOTOR GROUP, LLC

________________________________	________________________________

By:	By:

Title:

SCHEDULE A

Make	Model	Serial Number	Registration Number
Bombardier	BD-100-1A10	20344	N88HD